Settlement Agreement and Release of All Claims

SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS
This Settlement Agreement and Release of All Claims (the “Agreement”) is between Houman Akhavan (“Akhavan”) and U.S. Auto Parts Network, Inc., its officers, directors, employees, foreign and domestic subsidiaries, benefit plans and plan administrators, affiliates, agents, attorneys, successors and/or assigns (collectively referred to as the “Company”). Akhavan and Company may be individually and collectively referred to herein as a “Party” or “Parties” to this Agreement.
RECITALS
Akhavan’s employment with the Company terminated effective December 9, 2014(the last date of employment being the “Termination Date”). Akhavan and the Company mutually desire to end their relationship and to eliminate any future disputes. Akhavan and the Company have agreed to resolve amicably any and all disputes between them. As a demonstration of that desire, the Company has elected to offer Akhavan compensation and benefits to which he would not otherwise be entitled. The Company expressly disclaims any wrongdoing or any liability to Akhavan. This Agreement and compliance with it shall not be construed as an admission by the Company of any liability or violation to the rights of Akhavan or any other person or as a violation of any order, law, statute, duty or contract whatsoever as to Akhavan or any person.
AGREEMENTS
Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, Akhavan and the Company agree, effective upon the execution of this Agreement by both Akhavan and the Company (the “Effective Date”), as follows:
1.Acknowledgment. The Company has paid Akhavan all regular salary, expenses, commissions, distributions, and Company benefits due and owing as of the Effective Date, less appropriate withholdings and Akhavan is not owed any remuneration, compensation or monies allowed, including but not limited to those required under the California Labor Code, as of the Effective Date. This sum is not consideration for this Agreement. The Company has paid Akhavan for any vacation days that he accrued but did not use as of the Termination Date. This sum is likewise not consideration for this Agreement. Information regarding the transfer or distribution of Akhavan’s USAP 401(k) Retirement

Settlement Agreement and Release of All Claims

Plan account and 409A Deferred Compensation Plan account have been provided to Akhavan under separate cover by those plans’ administrators. Except as otherwise expressly provided in this Agreement, nothing contained in the Agreement shall affect or waive any of Akhavan’s rights pursuant to the Company 401(k) plan, the Company Deferred Compensation Plan, or to any equity compensation (including stock options and restricted stock units).  Except as otherwise expressly provided in this Agreement, Akhavan’s rights relating to the Company 401(k) plan, the Company Deferred Compensation Plan, and/or to equity compensation (including stock options and restricted stock units) shall continue to be governed by the applicable plans and agreements, laws and regulations.
2.     Consideration. The Company agrees to provide Akhavan the following consideration:
A.    Payment of $67,975.00 made payable to Akhavan’s attorneys Helmer Friedman, LLP’s client IOLTA account within five (5) business days of the mutual execution of this Agreement by the Parties.
B.    Payment of $232,025.00, minus any lawful and customary deductions, paid out to Akhavan over twenty-two (22) bi-weekly installments in accordance with the Company’s regular bi-weekly payroll practices (“Payment”).
C.    As of the Termination Date of December 9, 2014, Akhavan had been granted and holds the following vested options to purchase the Company’s common stock:

100,000 vested options pursuant to the Non-Incentive Stock Option Agreement between Akhavan and the Company dated January 5, 2009; and

32,166 vested options pursuant to the Non-Incentive Stock Option Agreement between Akhavan and the Company dated September 10, 2013.

Notwithstanding anything to the contrary in the foregoing referenced agreements or in the applicable plan(s), including, without limitation, the Company’s 2007 Omnibus Incentive Plan, the Company hereby extends the deadline to exercise all of the foregoing listed vested options granted to and held by Akhavan to and including December 9, 2015. The Company acknowledges that Akhavan is free to exercise his stock options and the methods of exercise are governed by the Non-Incentive Stock Option Agreements dated January 5, 2009 and September 10, 2013. The Company will remove any open market trading restrictions from Akhavan’s eTrade account on the third business day following the Company’s first earnings release following the Effective Date.

Settlement Agreement and Release of All Claims

D.     The Company confirms all of Akhavan’s 21,000 restricted stock units vested on December 9, 2014 pursuant to the terms of his February 14, 2014 Stock Unit Award Agreement and have been delivered to Akhavan.
3.    Taxes. Notwithstanding the withholdings set forth in Paragraph 2 above, Akhavan shall pay in full when due, and shall be solely responsible for, any and all federal, state, or local income taxes that are or may be assessed against him relating to the consideration provided, including but not limited to the Payment received pursuant to this Agreement, as well as all interest or penalties that may be owed in connection with such taxes. Akhavan is not relying on any representations or conduct of the Company with respect to the adequacy of the withholdings and he will indemnify, defend and hold the Company harmless from and against any and all liability or claim for any tax or contribution or any penalty or interest thereon that may be incurred or demanded as a result of the receipt of the consideration provided for in this Agreement, excluding any separate exclusive tax obligations of the Company.
4.    Non-Admission of Liability.
The Company hereby disclaims any wrongdoing against Akhavan. Indeed, Akhavan agrees that neither this Agreement, nor the furnishing of the consideration for the release contained herein shall be deemed or construed at any time for any purpose as an admission by Company of any liability or unlawful conduct of any kind.
5.    Mutual Release.
(a)    Akhavan Release. Akhavan, on behalf of himself, his spouse, successors, heirs, and assigns, hereby forever relieves, releases, and discharges the Company as well as its past, present and future officers, directors, administrators, shareholders, employees, agents, successors, subsidiaries, parents, assigns, representatives, brother/sister corporations, and all other affiliated or related corporations, all benefit plans sponsored by the Company, and entities, and each of their respective present and former agents, employees, or representatives, insurers, partners, associates, successors, and assigns, and any entity owned by or affiliated with any of the above, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before Akhavan’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Akhavan’s employment with, or the ending of Akhavan’s employment with the Company, any claims arising from rights under federal, state, and local laws relating to the regulation

Settlement Agreement and Release of All Claims

of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of other Company employees); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1971, as amended, The Americans with Disability Act of 1990, as amended, the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et. seq., the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the California Family Rights Act (Cal. Govt. Code § 12945.2 et. seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.), the statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, California Unruh Civil Rights Act, California Sexual Orientation Bias Law (Cal. Lab. Code § 1101 et. seq.), California AIDS Testing and Confidentiality Law, California Confidentiality of Medical Information (Cal. Civ. Code § 56 et. seq.), contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claims for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance, or Akhavan’s 401(k) rights or any other fringe benefit or compensation, including but not limited to stock options; any claim for damages or declaratory or injunctive relief of any kind. Akhavan represents that at the time of the execution of this Agreement; he suffers from no work-related injuries and has no disability or medical condition as defined by the Family Medical Leave Act. Akhavan represents that he has no workers’ compensation claims that he intends to bring against the Company. Except as otherwise expressly provided in this Agreement, nothing contained in the Agreement shall affect or waive any of Akhavan’s rights pursuant to the Company 401(k) plan, the Company Deferred Compensation Plan, or to any equity compensation (including stock options and restricted stock units).  Except as otherwise expressly provided in this Agreement, Akhavan’s rights relating to the Company 401(k) plan, the Company Deferred Compensation Plan, and/or to equity compensation

Settlement Agreement and Release of All Claims

(including stock options and restricted stock units) shall continue to be governed by the applicable plans and agreements, laws and regulations
(b)    Company Release. The Company, on behalf of itself, its officers, directors, successors and assigns, hereby forever relieves, releases, and discharges Akhavan, his heirs, representatives, and attorneys from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before the Company’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Akhavan’s employment with, or the ending of Akhavan’s employment with the Company, any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of other Company employees); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1971, as amended, The Americans with Disability Act of 1990, as amended, the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et. seq., the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the California Family Rights Act (Cal. Govt. Code § 12945.2 et. seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.), statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, California Unruh Civil Rights Act, California Sexual Orientation Bias Law (Cal. Lab. Code § 1101 et. seq.), California AIDS Testing and Confidentiality Law, California Confidentiality of Medical Information (Cal. Civ. Code § 56 et. seq.), contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any

Settlement Agreement and Release of All Claims

claims for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance, or Akhavan’s 401(k) rights or any other fringe benefit or compensation, including but not limited to stock options; any claim for damages or declaratory or injunctive relief of any kind.
(c)    Mistakes in Fact; Voluntary Consent. The Parties, and each of them, expressly and knowingly acknowledges that, after the execution of this Agreement, the Parties may discover facts different from or in addition to those that they now know or believe to be true with respect to the claims released in this Agreement. Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and the Parties intend to fully, finally, and forever settle and release those claims released in this Agreement. In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional or different claims and the Parties assume the risk of misrepresentations, concealments, or mistakes, and if the Parties should subsequently discover that any fact relied upon in entering into this Agreement was untrue, that any fact was concealed, or that its understanding of the facts or law was incorrect, they shall not be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account.
(d)    Section 1542 of the California Civil Code. The Parties expressly waive any and all rights and benefits conferred upon them by Section 1542 of the California Civil Code, which states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Accordingly, the Parties knowingly, voluntarily and expressly waive any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect.
(e)    No Lawsuits. The Parties agree to take any and all steps necessary to insure that no lawsuit arising out of any claim released herein shall ever be prosecuted by or on its behalf in any forum, and hereby warrants and covenants that no such action has been filed or shall ever be filed or prosecuted to the extent permitted by law. The Parties also agree that if any claim is prosecuted in their name before any court or administrative

Settlement Agreement and Release of All Claims

agency that they waive and agree not to take any award or other damages from such suit to the extent permissible under applicable law.
(f)    Akhavan Confidentiality / Non-disparagement. Akhavan agrees to keep the terms and amounts of this Agreement confidential and agrees not to disclose any such information to any person other than his present or future attorneys, accountants, tax advisors, his spouse, or as may be required in response to a court order, subpoena, or valid inquiry by a government agency or regulator. Akhavan further agrees that, if any information concerning the terms of this Agreement is revealed as permitted by this paragraph, he shall inform the recipient of the information that it is confidential. Notwithstanding the foregoing, nothing in this Agreement shall be construed as precluding disclosure where such disclosure is required and compelled by law. In the event that Akhavan is required and compelled by law to disclose any such matters, he will first give fifteen (15) days advance written notice (or, in the event that it is not possible to provide fifteen (15) days written notice, as much written notice as is possible under the circumstances) to the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order. Akhavan acknowledges and agrees that this paragraph is a material inducement to the Company’s entering into this Agreement, and further acknowledges and agrees that any breach of this paragraph shall be subject to a claim for damages or equitable relief (or both), including but not limited to injunctive relief. Additionally, Akhavan agrees that he shall refrain from making any negative, disparaging or derogatory comments about the Company, including but not limited to, any public or private remarks or statements that would injure the business or reputation of the Company, or its officers, managers, members, directors, partners, agents or employees.
(g)    Company Management Non-disparagement. Shane Evangelist, Aaron Coleman, and Bryan P. Stevenson (collectively referred to as “Company Management”) agree that they shall refrain from making any negative, disparaging or derogatory comments about Akhavan, including but not limited to, any public or private remarks or statements that would injure the business or reputation of Akhavan. The Company and Company Management agree that this paragraph is a material inducement to Akhavan’s entering into this Agreement, and further acknowledge and agree that any breach of this paragraph may be subject to a claim for damages or equitable relief (or both), including but not limited to injunctive relief. Additionally, Akhavan acknowledges and agrees that the Company may be required by United States Securities Laws (including but not limited to the Company’s Form 8-K and future Proxy filings) to disclose the material terms of this Agreement.
(h)    Inquiries and References. The Parties agree to state that “the matter has been resolved” in response to any third party inquiries about the status of this dispute. Akhavan agrees to direct all requests for employment references to Jackie Florez or her

Settlement Agreement and Release of All Claims

designee in the Company’s Human Resources Department, and the Company agrees to confirm Akhavan’s dates of employment, positions held, and to characterize Akhavan’s termination as a voluntarily resignation, in response to any employment reference inquiries.
6.    Confidential and Proprietary Information / Return of Company Property. Akhavan agrees to be bound by the Confidentiality and Non-Disclosure provisions set forth in Section 1 of the Confidential Information and Invention Assignment Agreement executed on or about January 1, 2006.
7.    Non-solicitation. For a period of twelve (12) months following the Termination Date, Akhavan will not, either directly or indirectly, solicit any of the Company’s employees to resign from their employment with the Company. The Company acknowledges and agrees that Akhavan is under no obligation to refrain from lawfully competing with the Company.
8.    Nonassignment. Akhavan represents and warrants that he has not assigned or transferred any portion of any claim or rights he has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim.
9.    Miscellaneous Provisions
(a)    Integration. This Agreement constitutes a single, integrated written contract expressing the entire Agreement of the parties concerning the subject matter referred to in this Agreement. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement. All prior and contemporaneous discussions, negotiations, and agreements (including, but not limited, to Akhavan’s February 14, 2014 Employment Agreement) and are superseded by, this Agreement. Except as otherwise expressly provided in this Agreement, nothing contained in the Agreement shall affect or waive any of Akhavan’s rights pursuant to the Company 401(k) plan, the Company Deferred Compensation Plan, or to any equity compensation (including stock options and restricted stock units).  Except as otherwise expressly provided in this Agreement, Akhavan’s rights relating to the Company 401(k) plan, the Company Deferred Compensation Plan, and/or to equity compensation (including stock options and restricted stock units) shall continue to be governed by the applicable plans and agreements, laws and regulations.
(b)    Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement shall be binding upon any party to this Agreement unless made in writing and signed by both parties.

Settlement Agreement and Release of All Claims

(c)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.
(d)    Non-Reliance on Other Parties. Except for statements expressly set forth in this Agreement, no party has made any statement or representation to any other party regarding a fact relied on by the other party in entering into this Agreement, and no party has relied on any statement, representation, or promise of any other party, or of any representative or attorney for any other party, in executing this Agreement or in making the settlement provided for in this Agreement.
(e)    Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties. Accordingly, no Party shall be deemed to be the drafter of this Agreement.
(f)    Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the Parties hereto and each of them. In the case of the Company, this Agreement is intended to release and inure to the benefit of any affiliated corporations, parent corporations, brother-sister corporations, subsidiaries (whether or not wholly owned), divisions, shareholders, officers, directors, agents, representatives, principals, and employees.
(g)    Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles. Akhavan and the Company agree to submit to personal jurisdiction in the State of California and to venue in its courts.
(h)    Counterparts. This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the Parties.
(i)    Representations That Akhavan Is Not A Medicare Beneficiary. Akhavan declares and expressly warrants that he is not Medicare eligible, that he is not a Medicare beneficiary, and that he is not within thirty (30) months of becoming Medicare eligible; that he is not 65 years of age or older; that he is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that he has not received Social Security benefits for twenty-four (24) months or longer; and/or that he has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is appealing the denial.

Settlement Agreement and Release of All Claims

(j)    Representations That No Medical Expenses Have Been Paid By Medicare. Because Akhavan is not a Medicare recipient as of the date of this release, Akhavan is aware of no medical expenses which Medicare has paid and for which the released parties are or could be liable now or in the future. Akhavan agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

(k)    Tolling and Suspension. In the event of a breach by Akhavan of any restrictive covenant contained in this Agreement, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company shall receive the benefit of Akhavan’s compliance with the terms and conditions of this Agreement.

(l)    Arbitration. The Parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, shall be resolved by binding arbitration before a retired Superior Court Judge and shall be conducted in accordance with the provisions of the California Arbitration Act and the California Code of Civil Procedure. Prior to commencement of any arbitration, however, the parties agree to first attempt to resolve any dispute before a neutral mediator in a non-binding mediation to take place within thirty (30) days of notice by either party, in writing, of such a dispute. The Parties agree that mediation will not exceed one (1) day in duration.

(m)    Construction. This Agreement shall not be construed in favor of one party or against the other.

(n)    Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

(o)    No Rights to Re-Employment. Akhavan hereby waives any rights to future employment by the Company or any of its parents, operating divisions, subsidiaries and affiliates, predecessors, successors, joint venture partners, insurers or any other related entity or company, and agrees that he will never again apply for or seek employment with any of them. Akhavan agrees that should he apply for employment with the Company or any of its parents, operating divisions, subsidiaries and affiliates, predecessors, successors, joint venture partners, insurers or any other related entity or company, the Company or such other entity shall have cause to deny his application for employment without recourse. This paragraph shall not apply if Akhavan is employed by an entity that the Company subsequently acquires or merges with.

(p)     Enforcement Costs. The Parties agree that in the event a Party breaches any provision of this Agreement, the breaching Party, if the breach is proven by a preponderance

Settlement Agreement and Release of All Claims

of the evidence, shall pay all costs and attorney's fees incurred in conjunction with enforcement of this Agreement to the extent permitted by law.

(q)    Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto
THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT THE PARTIES HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THEIR CHOICE, AND THE PARTIES SIGN THIS AGREEMENT WITH THE INTENT OF RELEASING THE OTHER PARTY FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

Houman Akhavan:	U.S. Auto Parts Network, Inc.:

/s/ Houman Akhavan	/s/ Shane Evangelist
Signature	Signature

2/26/2015	CEO
Date	Title

2/26/2015
Date